Exhibit 99.1
United Fire Group, Inc. Reports Fourth Quarter and Year End 2015 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (NASDAQ OMX: UFCS), February 18, 2016 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Quarter Ended December 31, 2015		Year Ended December 31, 2015
Operating income(1) per diluted share(2)	$1.21	Operating income(1) per diluted share(2)	$3.46
Net income per diluted share(2)	$1.21	Net income per diluted share(2)	$3.53
Net realized investment gains per share(2)	$—	Net realized investment gains per share(2)	$0.07
GAAP combined ratio	86.8%	GAAP combined ratio	92.0%
		Book value per share	$34.94
		Return on equity(3)	10.5%

United Fire Group, Inc. (the “Company”, or "UFG") (NASDAQ OMX: UFCS) today reported consolidated net operating income(1) of $1.21 per diluted share for the three-month period ended December 31, 2015 (the "fourth quarter") compared to consolidated net operating income of $1.34 per diluted share for the same period in 2014. For the year ended December 31, 2015 (the "full year"), the Company reported consolidated net operating income of $3.46 per diluted share compared to consolidated net operating income of $2.13 per diluted share for 2014.

The Company reported consolidated net income, including investment gains and losses, of $30.9 million ($1.21 per diluted share) for the fourth quarter and $89.1 million ($3.53 per diluted share) for the full year, compared to consolidated net income, including investment gains and losses, of $34.8 million ($1.38 per diluted share) and $59.1 million ($2.32 per diluted share), respectively, for the fourth quarter and full year 2014.

Achieved $1 billion revenue milestone

"For the first time in UFG history, we earned over $1.0 billion in revenue in the year ended December 31, 2015," stated Randy A. Ramlo, President and Chief Executive Officer. "This milestone is the result of the hard work and dedication of our employees and agents and the loyalty of our customers. This achievement is in-line with our key objectives and demonstration of our execution against our 2020 Vision."

Strong 2015 results with core margin expansion

“I'm pleased to report strong fourth quarter and full year results," continued Ramlo. "For the full year 2015, we improved our return on equity ("ROE") to 10.5 percent compared to 7.4 percent in 2014, increased our earned premium 12.4 percent compared with 2014, increased our book value $2.27 to $34.94 and experienced a decrease in our GAAP combined ratio of 5.8 points to 92.0 percent, which benefited from an improvement of 5.5 points in our core loss ratio and an improvement of 0.3 points in our expense ratio."
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(1) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure because we believe it better represents the normal, ongoing performance of our business. See Supplemental Tables - Financial Highlights for a reconciliation of operating income to net income.
(2) Per share amounts are after tax.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

The Company recognized consolidated net realized investment gains of $0.2 million during the fourth quarter and $2.8 million for the full year 2015, compared to net realized investment gains of $1.5 million and $7.3 million, respectively, for the fourth quarter and full year 2014. With the recent turmoil in the energy and resource sector, our investment portfolio review determined one of our life segment fixed maturity securities was other-than-temporarily impaired. This other-than-temporary impairment charge totaled $1.3 million before tax.

Consolidated net investment income was $26.6 million for the fourth quarter 2015 and $100.8 million for the full year 2015 with decreases of 3.0 percent for the quarter and 3.7 percent for the full year, compared to net investment income of $27.4 million and $104.6 million, respectively, for the fourth quarter and full year 2014. The decreases are primarily due to lower interest income on fixed maturity securities due to a lower asset base, from a decline in deferred annuity deposits, and from lower reinvestment interest rates due to the current interest rate environment.

Consolidated net unrealized investment gains, net of tax, totaled $128.4 million as of December 31, 2015, a decrease of $21.3 million or 14.2 percent, compared to December 31, 2014, due primarily to a decrease in the fair value of our fixed maturity investment portfolio as a result of an increase in interest rates and also, to a lesser extent, from a decrease in the fair value of our equity securities portfolio.

Total consolidated assets as of December 31, 2015 were $3.9 billion, which included $3.1 billion of invested assets. The Company's book value was $34.94 per share, which is an increase of $2.27 per share or 6.9 percent from December 31, 2014. The increase is primarily attributed to net income of $89.1 million and the change in valuation of our post retirement benefit obligations of $10.5 million, both offset by, a decrease in net unrealized investment gains of $21.3 million, net of tax, the payment of stockholder dividends of $21.7 million and share repurchases of $2.4 million.

P&C Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $30.9 million ($1.21 per diluted share) for the fourth quarter, compared to net income of $32.9 million ($1.30 per diluted share) for the fourth quarter of 2014. For the full year, net income totaled $85.3 million ($3.38 per diluted share), compared to net income of $52.4 million ($2.05 per diluted share) for the full year 2014.

Net premiums earned increased 9.2 percent to $223.3 million for the fourth quarter, compared to $204.4 million in the fourth quarter 2014. For the full year, net premiums earned increased 11.1 percent to $851.7 million, compared to $766.9 million in 2014.

Rates and loss cost trends

"Competitive market conditions continued during the quarter for both renewals and new business," stated Ramlo. "Renewal pricing average percentage increases were in the very low single digits on smaller accounts, and decreases were in the flat to low single digits decreases on larger accounts. Albeit diminishing, this is the 17th consecutive quarter of commercial lines pricing increases on our overall book of business. Current rate increases continue to meet loss cost trends. We continue to believe loss cost trends will remain at low levels and the margin between loss costs and rate increases will narrow. We currently believe that loss costs are approximately 3.0 percent. Earned premium growth should continue to out pace loss cost trends during 2016 as rate increases achieved over the past several quarters earn out."
2015 catastrophe losses were less than expected

Catastrophe losses(4) totaled $5.0 million ($0.13 per share after tax) and $32.3 million ($0.83 per share after tax) for the three- and twelve-month periods ended December 31, 2015, respectively, compared to $2.5 million ($0.06 per share after tax) and $49.7 million ($1.27 per share after tax) for the same periods in 2014.

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(4) Catastrophe losses is a commonly used non-GAAP financial measure, which utilizes the designations of the Insurance Services Office ("ISO") and are reported with losses and loss settlement expenses amounts net of reinsurance recoverables.

"Catastrophe losses for the fourth quarter and the full year were less than we would normally expect," stated Ramlo."For the fourth quarter and full year, catastrophe losses added 2.2 percentage points and 3.8 percentage points, respectively, to the combined ratio. Our expectations for catastrophe losses in any given year is six percentage points of the combined ratio."

The property and casualty insurance segment experienced $16.3 million and $40.4 million of favorable reserve development in our net reserves for prior accident years during the three- and twelve-month periods ended December 31, 2015, respectively, compared to $24.2 million and $56.7 million of favorable reserve development in the same periods of 2014. Development amounts can vary significantly from quarter to quarter and year to year depending on a number of factors, including the number of claims settled and the settlement terms. At December 31, 2015, our total reserves were within our actuarial estimates.

"Our reserving philosophy is to set initial reserves at the higher end of our initial assessment and adjust reserves as additional claim information is received," stated Ramlo. "As a result, favorable reserve development is not unusual for us. During 2015, the favorable development primarily occurred in our commercial liability and workers' compensation lines of business. The favorable development is attributable to reductions in reserves for reported claims as well as reductions in required reserves for incurred but not reported claims combined with continued successful management of litigation expenses. These reserve decreases were more than sufficient to offset claim payments."

The GAAP combined ratio increased 3.2 percentage points to 86.8 percent for the fourth quarter 2015, compared to 83.6 percent for the fourth quarter of 2014. For the year ended December 31, 2015, the combined ratio decreased by 5.8 percentage points to 92.0 percent as compared to 97.8 percent for the same period of 2014. The improvement in the combined ratio in the full year 2015 as compared to 2014 was primarily due an improvement of 5.5 points in our core loss ratio and an improvement of 0.3 points in our expense ratio.

Expense Levels

The expense ratio for the fourth quarter was 33.1 percentage points, compared to 31.3 percentage points for the fourth quarter of 2014. For the full year, the expense ratio decreased to 31.0 percentage points, compared to 31.3 percentage points for 2014.

"We had an increase in our expense ratio in the fourth quarter 2015 as compared to fourth quarter 2014 primarily due to an increase in amortization of deferred acquisition costs, and an increase in employee related expenses," commented Ramlo. "However, our full year 2015 expense ratio was in line with the comparative full year 2014. We continue to make progress towards lowering our expense ratio, but with the lingering low interest rate environment our post retirement benefit plan obligations offset savings from other sources in 2015."

Life Segment

Net income (loss) for the life insurance segment totaled $(5.0) thousand ($0.00 per share) and $3.8 million ($0.15 per share) in the three- and twelve-month periods ended December 31, 2015, respectively, compared to $1.9 million ($0.08 per share) and $6.8 million ($0.27 per share), respectively, for the same periods of 2014.

"Our life segment continues to have strong sales of single premium whole life polices which was the primary driver of the 54.1 percent increase in premiums earned in the fourth quarter and 29.0 percent for the full year of 2015 compared to the same periods in 2014," stated Ramlo. "This correlated with our strategy to write more life products that are not interest rate sensitive. Our lapse ratios remained strong for the year at 4.27 percent and we were able to successfully execute on our geographical expansion strategy with sales growth of ten percent or more in ten states. The life segment earnings, however, were impacted by an other than temporary impairment of one energy and resource sector fixed maturity security in the fourth quarter of 2015. Also, we experienced a decrease in investment income due to the low interest rate environment and a lower asset base due to declining deferred annuity deposits. Our emphasis on deferred annuity products has been profitability rather than market share as, we were able to improve our spreads on deferred annuity products by 32 basis points in 2015.”

Net premiums earned increased 54.1 percent and 29.0 percent in the three- and twelve-month periods ended December 31, 2015, respectively, compared to the same periods of 2014. The increase is primarily due to an increase in the sale of single premium whole life policies.

Net investment income decreased 5.3 percent and 10.2 percent for the three- and twelve-month periods ended December 31, 2015, respectively, compared to the same periods of 2014. The decreases were due to the low interest rate environment and a lower asset base due to declining deferred annuity deposits.

Loss and loss settlement expenses increased $0.7 million and $2.6 million for the three- and twelve-month periods ended December 31, 2015, respectively, compared to the same periods of 2014. Fluctuations in the timing of death benefits occur from quarter-to-quarter and year-to-year.

The increase in liability for future policy benefits increased $8.3 million and $14.3 million for the three- and twelve-month periods ended December 31, 2015, respectively, compared to the same periods of 2014 due to an increase in sales of single premium whole life insurance products.

Deferred annuity deposits decreased 70.2 percent and 55.7 percent in the three- and twelve-month periods ended December 31, 2015, compared with the same periods of 2014, due to the gradual lowering of our credited rate offered on our deferred annuity products during the low interest rate environment.

Net cash outflow related to the Company's annuity business was $23.2 million in the fourth quarter and $129.7 million for the full year, compared to net cash outflows of $27.1 million and $77.7 million, respectively, in the same periods of 2014. This result is attributed to the activity described in the proceeding paragraphs of the life segment discussion.

Capital Management

During the fourth quarter, we declared and paid a $0.22 per share cash dividend to stockholders of record on December 1, 2015. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase United Fire common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. We are authorized by the Board of Directors to purchase an additional 1,528,886 shares of common stock under our share repurchase program, which expires in August 2016. During the fourth quarter, we did not repurchase any shares of our common stock due to strong performance of our share price and management's focus on using our excess capital to invest in organic growth of our business. In the year ended December 31, 2015, we purchased 79,396 shares of our common stock for $2.4 million, at an average cost of $30.51 per share.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on February 18, 2016 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's fourth quarter and year ended December 31, 2015 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through March 3, 2016. The replay access information is toll-free 1-877-344-7529; conference ID no. 10079350.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs160218. The archived audio webcast will be available until March 3, 2016.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,200 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com. or contact:

Randy Patten, Director of SEC Reporting and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the"SEC") on March 2, 2015 and in our Quarterly Reports on Form 10-Q and other filings with the SEC. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Tables

Financial Highlights
	Three Months Ended December 31,			Years Ended December 31,
(In Thousands Except Shares and Per Share Data)	2015	2014	Change %	2015	2014	Change %
Revenue Highlights
Net premiums earned	$249,073	$221,141	12.6%	$930,890	$828,330	12.4%
Net investment income	26,576	27,407	(3.0)%	100,781	104,609	(3.7)%
Total revenues	275,956	250,452	10.2%	1,034,918	941,894	9.9%
Income Statement Data
Operating income	30,749	33,838	(9.1)%	87,276	54,412	60.4%
After-tax net realized investment gains	146	958	(84.8)%	1,850	4,725	(60.8)%
Net income	$30,895	$34,796	(11.2)%	$89,126	$59,137	50.7%
Diluted Earnings Per Share Data
Operating income	$1.21	$1.34	(9.7)%	$3.46	$2.13	62.4%
After-tax net realized investment gains	—	0.04	(100.0)%	0.07	0.19	(63.2)%
Net income	$1.21	$1.38	(12.3)%	$3.53	$2.32	52.2%
Catastrophe Data
Pre-tax catastrophe losses	$4,977	$2,519	97.6%	$32,313	$49,679	(35.0)%
Effect on after-tax earnings per share	0.13	0.06	116.7%	0.83	1.27	(34.6)%
Effect on combined ratio	2.2%	1.2%	83.3%	3.8%	6.5%	(41.5)%

Favorable reserve development experienced on prior accident years	16,266	24,224	(32.9)%	40,395	56,744	(28.8)%

GAAP combined ratio	86.8%	83.6%	3.8%	92.0%	97.8%	(5.9)%
Return on equity				10.5%	7.4%	41.9%
Cash dividends declared per share	$0.22	$0.20	10.0%	$0.86	$0.78	10.3%
Diluted weighted average shares outstanding	25,499,843	25,252,185	1.0%	25,235,996	25,493,663	(1.0)%

Consolidated Income Statement
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$235,416	$209,508	$967,064	$866,120
Net premiums earned	$249,073	$221,141	$930,890	$828,330
Investment income, net of investment expenses	26,576	27,407	100,781	104,609
Net realized investment gains (losses)
Other-than-temporary impairment charges	(1,300)	—	(1,300)	—
All other net realized gains	1,524	1,474	4,146	7,270
Net realized investment gains	224	1,474	2,846	7,270
Other income	83	430	401	1,685
Total Revenues	$275,956	$250,452	$1,034,918	$941,894

Benefits, Losses and Expenses
Losses and loss settlement expenses	$127,791	$113,944	$549,088	$536,243
Increase in liability for future policy benefits	18,442	10,173	50,945	36,623
Amortization of deferred policy acquisition costs	51,291	43,075	186,817	167,449
Other underwriting expenses	29,696	26,002	102,937	94,871
Interest on policyholders’ accounts	5,473	6,903	23,680	30,245
Total Benefits, Losses and Expenses	$232,693	$200,097	$913,467	$865,431

Income before income taxes	43,263	50,355	121,451	76,463
Federal income tax expense	12,368	15,559	32,325	17,326
Net income	$30,895	$34,796	$89,126	$59,137
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Consolidated Balance Sheet
	December 31, 2015	December 31, 2014
(In Thousands)
Total invested assets:
Property and casualty segment	$1,647,666	$1,554,637
Life insurance segment	1,495,094	1,616,324
Total cash and investments	3,249,209	3,261,535
Total assets	3,890,376	3,856,689
Future policy benefits and losses, claims and loss settlement expenses	$2,376,253	$2,417,201
Total liabilities	3,011,479	3,039,274
Net unrealized investment gains, after-tax	$128,369	$149,623
Total stockholders’ equity	878,897	817,415

Property and casualty insurance statutory capital and surplus (1)(2)	$722,404	$685,866
Life insurance statutory capital and surplus(1)	138,855	155,667
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
(2) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.

Property & Casualty Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$209,632	$192,774	$887,874	$804,715
Net premiums earned	$223,299	$204,418	$851,695	$766,939
Investment income, net of investment expenses	12,977	13,045	46,559	44,236
Net realized investment gains	808	495	1,124	4,177
Other income (loss)	(107)	218	(107)	911
Total Revenues	$236,977	$218,176	$899,271	$816,263

Benefits, Losses and Expenses
Losses and loss settlement expenses	$120,000	$106,847	$520,087	$509,811
Amortization of deferred policy acquisition costs	49,878	42,030	180,183	161,310
Other underwriting expenses	24,006	21,910	83,631	79,117
Total Benefits, Losses and Expenses	$193,884	$170,787	$783,901	$750,238

Income before income taxes	$43,093	$47,389	$115,370	$66,025
Federal income tax expense	12,193	14,484	30,050	13,649
Net income	$30,900	$32,905	$85,320	$52,376

GAAP combined ratio:
Net loss ratio - excluding catastrophes	51.5%	51.1%	57.2%	60.0%
Catastrophes - effect on net loss ratio	2.2	1.2	3.8	6.5
Net loss ratio	53.7%	52.3%	61.0%	66.5%
Expense ratio	33.1	31.3	31.0	31.3
Combined ratio	86.8%	83.6%	92.0%	97.8%

Statutory combined ratio:(1)
Net loss ratio - excluding catastrophes	51.7%	51.3%	57.4%	60.2%
Catastrophes - effect on net loss ratio	2.2	1.2	3.8	6.5
Net loss ratio	53.9%	52.5%	61.2%	66.7%
Expense ratio	35.4	31.8	32.2	31.4
Combined ratio	89.3%	84.3%	93.4%	98.1%
(1) Data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Life Insurance Financial Results
	Three Months Ended December 31,		Years Ended December 31,
(In Thousands)	2015	2014	2015	2014
Revenues
Net premiums written(1)	$25,784	$16,734	$79,190	$61,405
Net premiums earned	$25,774	$16,723	$79,195	$61,391
Investment income, net of investment expenses	13,599	14,362	54,222	60,373
Net realized investment gains (losses)
Other-than-temporary impairment charges	(1,300)	—	(1,300)	—
All other net realized gains	716	979	3,022	3,093
Net realized investment gains (losses)	(584)	979	1,722	3,093
Other income	190	212	508	774
Total Revenues	$38,979	$32,276	$135,647	$125,631

Benefits, Losses and Expenses
Losses and loss settlement expenses	$7,791	$7,097	$29,001	$26,432
Increase in liability for future policy benefits	18,442	10,173	50,945	36,623
Amortization of deferred policy acquisition costs	1,413	1,045	6,634	6,139
Other underwriting expenses	5,690	4,092	19,306	15,754
Interest on policyholders’ accounts	5,473	6,903	23,680	30,245
Total Benefits, Losses and Expenses	$38,809	$29,310	$129,566	$115,193

Income before income taxes	$170	$2,966	$6,081	$10,438
Federal income tax expense	175	1,075	2,275	3,677
Net income (loss)	$(5)	$1,891	$3,806	$6,761
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.

Net Premiums Written by Line of Business
	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
(In Thousands)
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$64,929	$58,069	$274,961	$243,275
Fire and allied lines(3)	49,554	45,292	211,095	191,081
Automobile	48,329	42,336	196,685	173,202
Workers’ compensation	21,819	19,994	97,965	91,796
Fidelity and surety	4,729	4,295	22,323	20,517
Miscellaneous	425	631	1,708	2,761
Total commercial lines	$189,785	$170,617	$804,737	$722,632

Personal lines:
Fire and allied lines(4)	$10,368	$10,848	$43,727	$44,087
Automobile	5,914	5,737	24,796	23,811
Miscellaneous	236	225	1,049	993
Total personal lines	$16,518	$16,810	$69,572	$68,891
Reinsurance assumed	3,329	5,347	13,565	13,192
Total	$209,632	$192,774	$887,874	$804,715
(1) Net premiums written is a financial measure prepared in accordance with statutory practices, which is a comprehensive basis of accounting other than U.S. GAAP.
(2) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended December 31,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$69,578	$29,742	42.7%	$60,575	$19,123	31.6%
Fire and allied lines	52,643	29,877	56.8	47,908	22,238	46.4
Automobile	49,004	35,970	73.4	43,515	34,144	78.5
Workers' compensation	24,448	10,642	43.5	23,541	16,848	71.6
Fidelity and surety	6,332	(539)	(8.5)	5,558	452	8.1
Miscellaneous	423	247	58.4	702	171	24.4
Total commercial lines	$202,428	$105,939	52.3%	$181,799	$92,976	51.1%

Personal lines
Fire and allied lines	$11,085	$4,451	40.2%	$11,123	$6,096	54.8%
Automobile	6,203	5,010	80.8	5,927	3,983	67.2
Miscellaneous	262	68	26.0	252	262	104.0
Total personal lines	$17,550	$9,529	54.3%	$17,302	$10,341	59.8%
Reinsurance assumed	$3,321	$4,532	136.5%	$5,317	$3,530	66.4%
Total	$223,299	$120,000	53.7%	$204,418	$106,847	52.3%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Years Ended December 31,	2015			2014
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$261,303	$130,904	50.1%	$228,426	$106,827	46.8%
Fire and allied lines	202,375	128,479	63.5	181,710	148,856	81.9
Automobile	185,970	152,558	82.0	164,537	122,683	74.6
Workers' compensation	95,672	47,106	49.2	88,522	63,425	71.6
Fidelity and surety	21,362	2,001	9.4	19,212	1,597	8.3
Miscellaneous	2,158	428	19.8	2,741	153	5.6
Total commercial lines	$768,840	$461,476	60.0%	$685,148	$443,541	64.7%

Personal lines
Fire and allied lines	$44,075	$28,815	65.4%	$44,376	$38,644	87.1%
Automobile	24,120	17,817	73.9	23,276	20,571	88.4
Miscellaneous	1,021	296	29.0	994	1,972	198.4
Total personal lines	$69,216	$46,928	67.8%	$68,646	$61,187	89.1%
Reinsurance assumed	$13,639	$11,683	85.7%	$13,145	$5,083	38.7%
Total	$851,695	$520,087	61.0%	$766,939	$509,811	66.5%